Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

MET-PRO TECHNOLOGIES LLC

(FORMERLY KNOWN AS MUSTANG ACQUISITION II LLC)

This Limited Liability Company Agreement (this “Agreement”) is made and entered into by CECO ENVIRONMENTAL CORP., a Delaware corporation, as the sole member (the “Member”) of MET-PRO TECHNOLOGIES LLC, a Delaware limited liability company (the “Company”) (formerly known as Mustang Acquisition II LLC).

ARTICLE I

FORMATION AND MEMBERSHIP

SECTION 1.01. Formation. The Company was originally formed as a Delaware corporation on April 18, 2013 pursuant to the General Corporation Law of the State of Delaware. On August 5, 2013, the Company was converted from a Delaware corporation into a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (the “Act”). The Act shall govern the rights and liabilities of the parties hereto except as otherwise expressly stated.

ARTICLE II

OFFICES, NAME, ETC.

SECTION 2.01. Principal Office. The principal office of the Company and where records of the Company are kept is 4625 Red Bank Road, Cincinnati, Ohio 45227, or such other place within or without the State of Delaware as may be determined from time to time by the Member.

SECTION 2.02. Name. The business of the Company shall be conducted under the name of “Met-Pro Technologies LLC” or such other name as the Board (as defined below) may determine from time to time.

SECTION 2.03. Term. The term of the Company shall continue until terminated as hereinafter provided.

SECTION 2.04. Resident Agent. The name and address of the Company’s resident agent in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The Board may change the Company’s registered agent from time to time.

SECTION 2.05. Business Ventures. The Member may engage independently or with others in other business ventures of every nature and description, and the Company shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

ARTICLE III

PURPOSES AND POWERS

SECTION 3.01. Purpose. The Company shall be a single member limited liability company organized under the laws of the State of Delaware. The Member is the sole member of the Company. The Company may engage in any and all other lawful acts or activities permitted under the Act.

SECTION 3.02. Powers. In furtherance of the purposes of the Company as set forth in Section 3.01 and in addition to those powers provided in the Act, the Company hereby has the additional power and authority to enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act.

ARTICLE IV

LIABILITY OF MANAGERS

SECTION 4.01. A Manager of the Company shall stand in a fiduciary relation to the Company and shall perform his or her duties as a Manager, including the Manager’s duties as a member of any committee of the Board upon which the Manager may serve, in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a Manager shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants or other persons as to matters which the Manager reasonably believes to be within the professional or expert competence of such persons; or (c) a committee of the Board upon which the Manager does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Manager reasonably believes to merit confidence. A Manager shall not be considered to be acting in good faith if the Manager has knowledge concerning the matter in question that would cause the Manager’s reliance to be unwarranted.

SECTION 4.02. In discharging the duties of their respective positions, the Board, committees of the Board and individual Managers may, in considering the best interests of the Company, consider the effects of any action upon employees, suppliers and customers of the Company and communities in which offices or other establishments of the Company are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Section 4.01 above.

SECTION 4.03. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Manager or any failure to take any action shall be presumed to be in the best interests of the Company.

SECTION 4.04. A Manager shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (a) the Manager has breached or failed to perform the duties of his or her office under Sections 4.01 through 4.03 above; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

SECTION 4.05. The provisions of Section 4.04 above shall not apply to: (a) the responsibility or liability of a Manager pursuant to any criminal statute; or (b) the liability of a Manager for the payment of taxes pursuant to local, state or federal law.

SECTION 4.06. Neither any amendment nor repeal of this Article IV, nor the adoption of any provision of this Agreement inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE V

INDEMNIFICATION OF OFFICERS, MANAGERS, EMPLOYEES AND AGENTS

SECTION 5.01. The Company shall indemnify any Manager, director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, by reason of the fact that such person is or was a Manager, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, director, officer, employee or agent of another domestic or foreign limited liability company, corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

SECTION 5.02. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any organizational document, bylaw, agreement, contract, vote of members or Managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. It is the policy of the Company that indemnification of, and advancement of expenses to, Managers, directors and officers of the Company shall be made to the fullest extent permitted by law. To this end, the provisions of this Article V shall be deemed to have been amended for the benefit of Managers, directors and officers of the Company effective immediately upon any modification of the Act or any modification, or adoption of any other law that expands or enlarges the power or obligation of limited liability companies organized under the Act to indemnify, or advance expenses to, Managers, directors and officers of limited liability companies.

SECTION 5.03. The Company shall pay expenses incurred by an officer or Manager or director, and may pay expenses incurred by any other employee or agent, in defending an action, or proceeding referred to in this Article V in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

SECTION 5.04. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Manager, director officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 5.05. The Company shall have the authority to create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner, its indemnification obligations, whether arising under these bylaws or otherwise. This authority shall include, without limitation, the authority to: (a) deposit funds in trust or in escrow; (b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the Company; or (d) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this Article V. The provisions of this Article V shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 5.01 but whom the Company has the power or obligation to indemnify, or to advance expenses for, under the provisions of the Act or otherwise. The authority granted by this Section 5.05 shall be exercised by the Board.

SECTION 5.06. The Company shall have the authority to enter into a separate indemnification agreement with any Manager, director, officer employee or agent of the Company or any subsidiary providing for such indemnification of such person as the Board shall determine up to the fullest extent permitted by law.

SECTION 5.07. As soon as practicable after receipt by any person specified in Section 5.01 of notice of the commencement of any action, suit or proceeding specified in Section 5.01, such person shall, if a claim with respect thereto may be made against the Company under this Article V, notify the Company in writing of the commencement or threat thereof; however, the omission so to notify the Company shall not relieve the Company from any liability under this Article V unless the Company shall have been prejudiced thereby or from any other liability which it may have to such person other than under this Article V. With respect to any such action as to which such person notifies the Company of the commencement or threat thereof, the Company may participate therein at its own expense and, except as otherwise provided herein, to the extent that it desires, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by the Company to the reasonable satisfaction of such person. After notice from the Company to such person of its election to assume the defense thereof, the Company shall not be liable to such person under this Article V for any legal or other expenses subsequently incurred by such person in connection with the defense thereof other than as otherwise provided herein. Such person shall have the right to employ his or her own counsel in such action, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of such person unless: (a) the employment of counsel by such person shall have been authorized by the Company; (b) such person shall have reasonably concluded that there may be a conflict of interest between the Company and such person in the conduct of the defense of such proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action.

SECTION 5.08. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Manager, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, director, officer, employee or agent of another domestic or foreign limited liability company, corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article V.

ARTICLE VI

MANAGEMENT

SECTION 6.01. Management by Board of Managers. Except for situations in which the approval of the Member is expressly required by this Agreement or by nonwaivable provisions of applicable law, the powers of the Company shall be exercised exclusively by or under the exclusive authority of, and the business and affairs of the Company shall be managed under the exclusive direction and control of, the Board of Managers (the “Board”, and the members of the Board, the “Managers”). The size of the Board shall initially be fixed at one (1)) (such number may be increased or decreased by the Board by an amendment to this Agreement), and its sole member shall initially be Jason DeZwirek. Any Manager may be removed and replaced by the Member at any time. Except as specifically provided otherwise in this Agreement or by nonwaivable provisions of the Act, any action taken by the Board may only be taken with the approval, either in writing or at a duly called meeting, of Managers holding a majority of the votes held by the Managers then serving on the Board. Each Manager shall be entitled to one (1) vote on matters coming before the Board. The Company shall reimburse each Manager for all reasonable out-of-pocket expenses incurred in connection with his or her duties as a Board member or committee member.

SECTION 6.02. Officers. The Board may from time to time appoint one or more individuals as officers and delegate to such officers such authority and duties as the Board deems advisable. In addition, the Board may assign titles (including, without limitation, chairman, chief executive officer, president, chief operating officer, chief financial officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) to such officers and, unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such officers shall be fixed from time to time by the Board. Any delegation pursuant to this Section 5.02 may be revoked at any time by the Board, in its sole and absolute discretion. The initial officers of the Company shall be as follows:

Name	Titles
Jason DeZwirek	Chairman

Jeffrey Lang	Chief Executive Officer and President

Benton Cook	Interim Chief Financial Officer, Treasurer and Secretary

ARTICLE VII

ALLOCATIONS; DISTRIBUTIONS; CAPITAL CONTRIBUTIONS

SECTION 7.01. Allocations. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

SECTION 7.02. Distribution of Company Funds. After providing for the payment of any amounts due on any indebtedness of the Company and providing for a reasonable reserve for the payment of expenses of the Company, any remaining cash funds of the Company may be distributed or advanced to the Member.

SECTION 7.03. Capital Contributions. The Member has contributed $100.00 to the Company in exchange for one hundred (100) membership interest Units in the Company, which Units represent all of the outstanding membership or other ownership interests in the Company. A “Unit” means a unit of interest of a member in the Company at any particular time, including without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to vote, consent or approve, if any. All of the outstanding Units of the Company shall be set forth on Schedule A hereto, which shall be amended as necessary to reflect new members.

SECTION 7.04. Additional Capital Contributions. The Member may, but is not required to, make any additional capital contributions to the Company.

ARTICLE VIII

FISCAL YEAR, ACCOUNTING, INSPECTION OF BOOKS

SECTION 8.01. Fiscal Year and Accounting. Except as otherwise determined by the Board, the fiscal year of the Company shall be the calendar year. The books of the Company shall be kept on such method as the Board shall from time to time determine consistent with generally accepted accounting principles.

SECTION 8.02. Inspection of Books. The books of the Company shall at all times be available for inspection and audit by the Member at the Company’s principal place of business during business hours.

ARTICLE IX

DISSOLUTION

SECTION 9.01. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following events: (a) the Board approves in writing the termination and dissolution of the Company or (b) the sale or distribution by the Company of all or substantially all of its assets. Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy, insolvency, death, incompetency, termination, dissolution or distribution with respect to the Member or any Unit holder will effect a dissolution of the Company. Notwithstanding the dissolution of the Company, the business of the Company shall continue to be governed by this Agreement until the winding up of the Company occurs.

SECTION 9.02. Distribution Upon Dissolution. Upon dissolution, after payment of, or adequate provision for, the debts and obligations of the Company, the remaining assets of the Company (or the proceeds of sales or other dispositions in liquidation of the Company’s assets) shall be distributed to the Member. The Company shall terminate when all property has been distributed to the Member.

ARTICLE X

CERTIFICATES; UNITS

SECTION 10.01. Certificates. The Company may (but shall not be required to) issue certificates to represent the Units. The name of each member, together with the number of Units held by such member, shall be entered on the books of the Company and on Schedule A hereto.

SECTION 10.02. Units. Units of the Company shall only be transferred on the books of the Company by the holder of record thereof or by such holder’s attorney duly authorized in writing, pursuant to the terms of this Agreement, with such evidence of the authenticity of such transfer and other matters as the Company may reasonably require. It shall be the duty of the Company to record any such transfers on its books.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Modification. This Agreement may be amended or modified by the written consent of the Member.

SECTION 11.02. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to the principles of conflicts or choice of laws thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

SECTION 11.03. Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine gender, the plural for the singular and the singular for the plural, in any place in this Agreement where the context may require such substitution.

SECTION 11.04. Titles. The titles of Articles and Sections are included only for convenience and shall not be construed as a part of this Agreement or in any respect affecting or modifying its provisions.

SECTION 11.05. Entire Agreement. This Agreement contains the entire understanding of the Member and the Company respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

SECTION 11.06. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

SECTION 11.08. No Third-Party Beneficiaries. Except to the extent provided in Articles IV and V, nothing in this Agreement is intended to, or will, create any rights to any party other than a party that is a signatory hereto or who becomes a Member in accordance with the terms of this Agreement.

SECTION 11.09. Consent to The Exclusive Jurisdiction of the Courts of Delaware.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF DELAWARE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO PROSECUTE OR DEFEND ANY DISPUTE OTHER THAN AS SET FORTH IN THIS AGREEMENT OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES HERETO CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER.